EXHIBIT W

HRG GROUP, INC.

450 Park Avenue, 29th Floor

New York, NY 10022

(212) 906-8555

December 17, 2017

Spectrum Brands Holdings, Inc.

3001 Deming Way

Middleton, WI 53562

Attention: General Counsel

Ladies and Gentlemen:

HRG Group, Inc., a Delaware corporation (“HRG”), hereby requests that:

•	the Board of Directors of Spectrum Brands Holdings, Inc. , a Delaware corporation (“SB”), be expanded to consist of ten directors;

•	Mr. Drew McKnight and Mr. Brian Friedman be added as directors to the expanded SB Board of Directors;

•	the Nominating and Corporate Governance Committee of the Board of Directors of SB (the “NCG Committee”) be expanded to consist of five directors;

•	Mr. Joseph Steinberg, Mr. Drew McKnight and Mr. Ehsan Zargar be added as members of the NCG Committee; and

•	A meeting of the expanded NCG Committee be held as soon as possible and in any event before the proxy statement for the recently scheduled annual meeting of SB’s shareholders is filed with the Securities and Exchange Commission.

If you should have any questions, please call me at 212-906-8555.

Very truly yours,

/s/ George Nicholson

George Nicholson

Senior Vice President, Chief Financial Officer and

Chief Accounting Officer